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THE BOEING COMPANY

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The Boeing Company 100 N. Riverside Plaza Chicago, IL 60606

April 19, 2021

At Boeing, we believe that active participation in the public policy process is critical to our long-term success. We also believe that this engagement should reflect the priorities of our shareholders and our commitment to transparency and accountability. Informed by recent discussions with many of our shareholders, in the second half of 2021, we intend to make the following updates to our public website:

•	As described in our 2021 proxy statement, we will revise our website disclosures regarding direct lobbying to make them easier to locate and digest.

•

We will describe in greater detail each of the policies and procedures that govern Boeing’s political advocacy activities, which we believe will better enable our shareholders to see how we manage the risks associated with political advocacy.

•

We will provide additional detail regarding the Board’s oversight of political advocacy, including how the Board’s Governance, Organization, and Nominating Committee oversees our political advocacy activities, including our relationships with trade associations and other advocacy groups, and ensures that our activities in this area are consistent with our values and our long-term business strategy.

We believe that these combined enhancements will give our shareholders the additional information they seek and demonstrate how the Board assesses the risks and opportunities related to engagement in the political process, enabling us to advance our shared priorities in a way that supports Boeing’s core values.